Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-224880) and related Prospectus of Forte Biosciences, Inc., of our report dated March 24, 2020, relating to the financial statements of Forte Subsidiary, Inc. (formerly known as Forte Biosciences, Inc.) as of December 31, 2019 and 2018 and for the two years then ended appearing in the Form 8-K dated September 4, 2020 and in the Registration Statement on Form S-4, as amended (File No. 333-237371), and to the reference to us under the heading “Experts” in the Prospectus Supplement dated September 4, 2020 related to the Registration Statement on Form S-3 (File No. 333-224880).

/s/ Mayer Hoffman McCann P.C.

San Diego, California
September 4, 2020